EXHIBIT 99.1

For Immediate Release

February 27, 2020

Company Contact: Ryan M. Albano Executive Vice President & Chief Financial Officer ryan.albano@broadstone.com 585.287.6498

Broadstone Net Lease, Inc. Reports 2019 Fourth-Quarter and Full-Year Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” or ”us”), an internally-managed real estate investment trust (“REIT”), today announced operating results for the quarter and year ended December 31, 2019. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

OPERATING RESULTS

	For the three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2019	2018	2019	2018
Revenues	$84,931	$63,094	$298,815	$237,479

Net income, including non-controlling interests	$27,712	$14,660	$85,114	$75,105
Net earnings per diluted share	$1.01	$0.63	$3.31	$3.43

FFO	$45,399	$36,475	$167,470	$150,664
FFO per diluted share	$1.65	$1.58	$6.51	$6.88

AFFO	$41,572	$32,551	$149,197	$124,065
AFFO per diluted share	$1.51	$1.41	$5.80	$5.66

Diluted Weighted Average Shares Outstanding	27,472	23,154	25,716	21,910

FOURTH QUARTER HIGHLIGHTS

-	Revenues increased 34.6%, adjusted funds from operations (“AFFO”) increased 27.7%, and AFFO per diluted share increased 7.1%, as compared to the quarter ended December 31, 2018.
-

Closed five real estate acquisitions totaling approximately $38.2 million, excluding capitalized acquisition costs, adding eight new properties to our portfolio with a weighted average initial cash capitalization rate of 7.1%.

-	Sold 24 properties for net proceeds of $78.6 million, recognizing a gain of $13.1 million above net book value.
-	Raised $86.6 million in investments from new and existing stockholders, of which $69.2 million was received in cash and $17.4 million was raised through our Distribution Reinvestment Plan (“DRIP”).

FULL-YEAR HIGHLIGHTS

-	Revenues increased 25.8%, AFFO increased 20.3%, and AFFO per diluted share increased 2.5%, compared to the year ended December 31, 2018.
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Closed 21 real estate acquisitions totaling more than $1.0 billion, excluding capitalized acquisition costs, adding 74 new properties with a weighted average initial cash capitalization rate of 6.6%, including the REIT’s largest ever acquisition of a portfolio of 23 industrial and office/flex assets (“Industrial Portfolio Acquisition”) for an aggregate purchase price of $735.7 million, excluding capitalized acquisition costs.

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Sold 49 properties, representing 5.3% of our gross asset value as of December 31, 2018, for net proceeds of $168.8 million, recognizing a gain of $29.9 million above net book value and a gain of $22.2 million over original purchase price. Gross asset value represents the undepreciated book value of our real estate investments.

-	Experienced greater than 99% rent collection and occupancy (based on rentable square footage).
-	Raised a record $394.4 million in investments from new and existing stockholders, of which $329.8 million was received in cash and $64.6 million was raised through our DRIP.
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Entered into a one-year $300 million unsecured delayed-draw term loan agreement to partially fund acquisitions, and successfully amended our credit and term loan agreement to reduce the margin above LIBOR paid on the unsecured term loan due in 2024, from 1.90% to 1.25%.

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In November, we announced that we had entered into a definitive agreement to internalize the external management function (the “Internalization”) then performed by our sponsor and external manager, Broadstone Real Estate, LLC (“BRE”). The Internalization was completed on February 7, 2020. Upon consummation of the Internalization, BNL’s management team and corporate staff, who had previously been employed by BRE, became employees of an indirect subsidiary of BNL, and BNL is now internally managed.

FINANCIAL RESULTS

Revenues

The increase in revenues in the three months and year ended December 31, 2019, as compared to the comparable periods in 2018, is primarily attributable to growth in our real estate portfolio, which was achieved through rent escalations associated with our same property portfolio, coupled with rental revenue generated from accretive property acquisitions and continued strong portfolio operating performance. During 2019, we acquired 74 new properties for approximately $1.0 billion, excluding capitalized acquisition costs. During the year, we experienced greater than 99% rent collection and occupancy (based on rentable square footage). As of December 31, 2019, the ABR (defined below) weighted average annual rent increases on our properties was 2.1%.

Net Income

For the three months and year ended December 31, 2019, net income growth was primarily attributable to revenue growth as discussed above, combined with increased gains on sale of real estate (increases of $12.3 million and $19.4 million for the three months and full year, respectively). These factors were partially offset by increased depreciation and amortization expense associated with a larger real estate portfolio (increases of $8.1 million and $24.8 million for the three months and full year, respectively), increased interest expense associated with incremental borrowings used to fund our real estate acquisitions (increases of $6.8 million and $19.7 million for the three months and full year, respectively), and internalization expenses of $2.5 million and $3.7 million for the three months and full year, respectively, which were not incurred in the comparable periods in the prior year. Also impacting full year comparability was an $8.5 million gain on the sale of an investment in a related party during 2018, with no such activity in 2019.

GAAP net income includes items such as gain or loss on sale of real estate and provisions for impairment, among others, which can vary from quarter to quarter and impact period-to-period comparisons. The fluctuations, coupled with our ongoing equity offering, resulted in a $0.38 per share increase in net earnings per diluted share for the three months ended December 31, 2019, and a $0.12 decrease in net earnings per diluted share for the year ended December 31, 2019.

Adjusted Funds From Operations (AFFO)

The increase in AFFO during the three months and year ended December 30, 2019, was primarily driven by growth in our real estate investment portfolio. As discussed above, this resulted from rent escalations associated with our same property portfolio, accretive acquisitions, and strong portfolio operating performance.

The increase in AFFO per diluted share of $0.10 and $0.14 for the three months and year ended December 30, 2019, respectively, was primarily the result of accretive acquisitions, coupled with the positive per share impact of funding a larger portion of our acquisitions with lower costing debt compared to equity. We are committed to maintaining an investment grade balance sheet through active management of our leverage profile and overall liquidity position.

REAL ESTATE PORTFOLIO UPDATE

As of December 31, 2019, we owned a diversified portfolio of 645 individual net leased commercial properties located in 41 U.S. states and one property located in British Columbia, Canada, and comprising approximately 27.5 million rentable square feet of operational space. As of December 31, 2019, all but four of our properties were subject to a lease, and our properties were occupied by 186 different commercial tenants, with no single tenant accounting for more than 2.8% of our annualized base rent (“ABR”). We define ABR as cash rent due for the last month of the reporting period, adjusted to remove rent from properties sold during the month and to include a full month of contractual cash rent for properties acquired during the month, and annualized. Properties under leases represent 99.8% of our portfolio’s rentable square footage. The ABR weighted average annual minimum rent increases on properties in the portfolio as of December 31, 2019, was 2.1%.

During the three months ended December 31, 2019, we acquired eight properties via five transactions for $38.2 million, excluding capitalized acquisition costs, at a weighted average initial cash capitalization rate of 7.1%. The properties acquired had an ABR weighted average remaining lease term of 12.5 years at the time of acquisition. During the year ended December 31, 2019, we acquired 74 properties via 21 transactions for approximately $1.0 billion, excluding capitalized acquisition costs, at a weighted average initial cash capitalization rate of 6.6%. The properties acquired had an ABR weighted average remaining lease term of 12.3 years at the time of acquisition.

During the three months ended December 31, 2019, we sold 24 properties at a weighted average capitalization rate of 7.4%, for net proceeds of $78.6 million, and recognized a gain on disposal of $13.1 million. During 2019, we sold 49 properties representing 5.3% of our December 31, 2018 gross asset value, at a weighted average capitalization rate of 7.2%, for net proceeds of $168.8 million, and recognized a gain on disposal of $29.9 million.

CAPITAL MARKETS ACTIVITIES

During the fourth quarter of 2019, we raised $86.6 million in investments from new and existing stockholders, including amounts raised through our DRIP. On January 10, 2020, we announced that we would be suspending until further notice our private offering of shares of our common stock. We also announced that we would be terminating our DRIP and Share Redemption Program, each effective as of February 10, 2020.

At year end, our total outstanding debt principal totaled approximately $2.0 billion, providing a leverage ratio of approximately 45.8% of the approximate market value of our assets. This compares to a leverage ratio of approximately 41.5% as of December 31, 2018, and reflects incremental borrowings to partially fund the year’s significant acquisition activity.

On February 7, 2020, in connection with the Internalization, we issued approximately 780,893 shares of our common stock, and Broadstone Net Lease, LLC, our Operating Company (“OP”) issued approximately 1,319,513 OP Units and we and the OP paid $31.0 million in cash, with the aggregate value of the common stock, OP Units, and cash issued equal to approximately $209.5 million. In addition, the OP assumed approximately $90.5 million of debt. We also entered into a $60 million term loan agreement maturing on February 28, 2022 (the “2022 Unsecured Term Loan”), which we used to partially repay the assumed debt. Borrowings under the 2022 Unsecured Term Loan are subject to interest only payments at variable rates equal to LIBOR plus a margin based on our credit rating. Based on our current investment grade credit rating, the applicable margin is 1.25%. The remainder of the assumed debt was repaid with borrowings under our revolving credit facility.

DETERMINED SHARE VALUE

At its February 7, 2020, meeting, the Independent Directors Committee (“IDC”) of BNL’s Board of Directors voted to keep the Determined Share Value (“DSV”) at $85.00 per share until April 30, 2020. The DSV is established in good faith by the IDC based upon the Net Asset Value (“NAV”) of our portfolio, input from management and third-party consultants, and such other factors as the IDC may determine. Additional information regarding our valuation policy and procedures, including significant assumptions used to value our real estate portfolio and corresponding sensitivity disclosures, and the determination of the DSV by the IDC, is available in Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” in our 2019 Annual Report on Form 10-K filed with the SEC on February 27, 2020, under the heading Determined Share Value.

DISTRIBUTIONS

At its February 7, 2020 meeting, our Board of Directors declared monthly distributions of $0.44 per share of our common stock and unit of membership interest in our Operating Company (“OP units”) to be paid by us to our stockholders and members of the OP (other than us) of record as follows:

Record Date	Payment Date (on or before)
February 27, 2020	March 13, 2020
March 30, 2020	April 15, 2020
April 29, 2020	May 15, 2020

About Broadstone Net Lease, Inc.

Broadstone Net Lease, Inc. is an internally-managed REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. We utilize an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of December 31, 2019, BNL’s diversified portfolio consisted of 645 properties in 41 U.S. states and one property in Canada across the industrial, healthcare, restaurant, office, and retail property types, with an aggregate gross asset value of approximately $4.0 billion. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements involve known and unknown risks, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, the availability of capital to finance planned growth, BNL’s success in its deleveraging efforts, and BNL’s ability to effectively and efficiently manage and realize the anticipated benefits of the Internalization. These and other risks, assumptions and uncertainties are described in Item 1A “Risk Factors” of BNL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which we filed with the SEC on February 27, 2020. These documents, which you are encouraged to read, are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. BNL expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2019	2018
Assets
Accounted for using the operating method, net of accumulated depreciation	$3,415,400	$2,641,746
Accounted for using the direct financing method	41,890	42,000
Investment in rental property, net	3,457,290	2,683,746
Cash and cash equivalents	12,455	18,612
Accrued rental income	84,534	69,247
Tenant and other receivables, net	934	1,026
Prepaid expenses and other assets	12,613	4,316
Interest rate swap, assets	2,911	17,633
Intangible lease assets, net	331,894	286,258
Debt issuance costs – unsecured revolving credit facility, net	2,380	2,261
Leasing fees, net	12,847	13,698
Total assets	$3,917,858	$3,096,797

Liabilities and equity
Unsecured revolving credit facility	$197,300	$141,100
Mortgages and notes payable, net	111,793	78,952
Unsecured term notes, net	1,672,081	1,225,773
Interest rate swap, liabilities	24,471	1,820
Accounts payable and other liabilities	37,377	24,394
Due to related parties	—	114
Accrued interest payable	3,594	9,777
Intangible lease liabilities, net	92,222	85,947
Total liabilities	2,138,838	1,567,877

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 26,001 and 22,014 shares issued and outstanding at December 31, 2019 and 2018, respectively	26	22
Additional paid-in capital	1,895,935	1,557,421
Cumulative distributions in excess of retained earnings	(208,261)	(155,150)
Accumulated other comprehensive (loss) income	(20,086)	14,806
Total Broadstone Net Lease, Inc. stockholders’ equity	1,667,614	1,417,099
Non-controlling interests	111,406	111,821
Total equity	1,779,020	1,528,920
Total liabilities and equity	$3,917,858	$3,096,797

Broadstone Net Lease, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	(Unaudited) For the three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
Revenues
Total revenues	$84,931	$63,094	$298,815	$237,479

Operating expenses
Depreciation and amortization	30,829	22,691	108,818	83,994
Asset management fees	5,815	5,054	21,863	18,173
Property management fees	2,338	1,737	8,256	6,529
Property and operating expense	4,493	3,231	15,990	11,157
General and administrative	1,649	1,712	5,456	6,162
Provision for impairment of investment in rental properties	—	—	3,452	2,061
Total operating expenses	45,124	34,425	163,835	128,076

Other income (expenses)
Preferred distribution income	—	—	—	440
Interest income	3	1	9	179
Interest expense	(21,509)	(14,740)	(72,534)	(52,855)
Cost of debt extinguishment	—	—	(1,176)	(101)
Gain on sale of real estate	13,142	876	29,914	10,496
Income taxes	(1,262)	(46)	(2,415)	(857)
Gain on sale of investment in related party	—	—	—	8,500
Internalization expenses	(2,463)	—	(3,658)	—
Other (losses) gains	(6)	(100)	(6)	(100)
Net income	27,712	14,660	85,114	75,105
Net income attributable to non-controlling interests	(1,778)	(1,099)	(5,720)	(5,730)
Net income attributable to Broadstone Net Lease, Inc.	$25,934	$13,561	$79,394	$69,375

Weighted average number of common shares outstanding
Basic	25,735	21,416	23,979	20,242
Diluted	27,472	23,154	25,716	21,910
Net earnings per common share
Basic and diluted	$1.01	$0.63	$3.31	$3.43

Comprehensive income
Net income	$27,712	$14,660	$85,114	$75,105
Other comprehensive income
Change in fair value of interest rate swaps	14,810	(19,712)	(37,372)	10,584
Realized (gain) loss on interest rate swaps	(42)	(80)	(205)	(84)
Comprehensive income	42,480	(5,132)	47,537	85,605
Comprehensive income attributable to non-controlling interests	(2,721)	385	(3,036)	(6,546)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$39,759	$(4,747)	$44,501	$79,059

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three months and years ended December 31, 2019 and 2018. Also presented is the weighted average number of shares of our common stock and OP units used for the basic and diluted per share computation:

	For the three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2019	2018	2019	2018
Net income	$27,712	$14,660	$85,114	$75,105
Real property depreciation and amortization	30,829	22,691	108,818	83,994
Gain on sale of real estate	(13,142)	(876)	(29,914)	(10,496)
Provision for impairment on investment in rental properties	—	—	3,452	2,061
FFO	$45,399	$36,475	$167,470	$150,664
Capital improvements / reserves	—	(49)	(97)	(196)
Straight line rent adjustment	(6,061)	(3,852)	(21,943)	(19,492)
Cost of debt extinguishment	—	—	1,176	101
Gain on sale of investment in related party	—	—	—	(8,500)
Amortization of debt issuance costs	924	508	2,685	1,918
Amortization of net mortgage premiums	(35)	(35)	(143)	(142)
Gain on interest rate swaps and other non-cash interest expense	(42)	(80)	(205)	(84)
Amortization of lease intangibles	(1,082)	(516)	(3,410)	(304)
Internalization expenses	2,463	—	3,658	—
Other losses	6	100	6	100
AFFO	$41,572	$32,551	$149,197	$124,065
Diluted WASO(1)	27,472	23,154	25,716	21,910
Net earnings per share, basic and diluted	$1.01	$0.63	$3.31	$3.43
FFO per diluted share	1.65	1.58	6.51	6.88
AFFO per diluted share	1.51	1.41	5.80	5.66

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO and AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash and non-recurring revenues and expenses, including straight-line rents, cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, internalization expenses, extraordinary items, and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. We further exclude costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, the amortization of debt issuance costs, net mortgage premiums, and lease intangibles, realized gains and losses on foreign currency transactions, and internalization expenses, as these items are not indicative of ongoing operational results. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of AFFO accordingly.